EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1, of our reports dated March 28, 2014 relating to the consolidated financial statements and financial statement schedule of 1st Franklin Financial Corporation, appearing in the Annual Report on Form 10-K of 1st Franklin Financial Corporation for the year ended December 31, 2014, and to the reference to us under the heading "Experts" in such Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Atlanta, Georgia

April 2, 2014